Exhibit 99.1

QUEST DIAGNOSTICS REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS; PROVIDES GUIDANCE FOR FULL YEAR 2019

•	Fourth quarter revenues of $1.84 billion, down 1.4% versus 2017

•
Fourth quarter diluted EPS of $0.92 on a reported basis, down 49.5% from 2017 which included a tax benefit recorded as a result of the Tax Cuts and Jobs Act (TCJA); and $1.36 on an adjusted basis excluding amortization, down 2.9% from 2017

•	Full year revenues of $7.53 billion, up 1.7% from 2017

•	Full year diluted EPS of $5.29 on a reported basis, down 3.8% from 2017; and $6.31 on an adjusted basis excluding amortization, up 16.7% from 2017

•	Full year cash provided by operations of $1.2 billion, up 2.2% from 2017

•	Full year 2019 reported diluted EPS expected to be greater than $5.16, and adjusted diluted EPS excluding amortization expense to be greater than $6.40.

SECAUCUS, N.J., February 14, 2019 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today financial results for the fourth quarter and full year ended December 31, 2018.

"In 2018 we grew revenues, adjusted earnings and cash from operations despite some challenges in the marketplace. Quest is well positioned once again in 2019 to deliver on our commitment to grow revenues and earnings, as our in-network status now extends to approximately 90% of commercially insured lives in the U.S.," said Steve Rusckowski, Chairman, CEO and President. "Our guidance for 2019 reflects significant reimbursement pressure offset by strong volume growth and continued execution of our Invigorate program. I am pleased to report our volumes for the year are off to a good start."

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	Change	2018	2017	Change
	(dollars in millions, except per share data)
Reported:
Net revenues (a) (c)	$1,839	$1,865	(1.4)%	$7,531	$7,402	1.7%
Diagnostic information services revenues (a) (c)	$1,756	$1,785	(1.5)%	$7,204	$7,068	1.9%
Revenue per requisition (c)			(5.5)%			(1.2)%
Requisition volume			3.4%			2.5%
Organic requisition volume			1.1%			0.5%
Operating income (a) (b) (c)	$220	$269	(18.2)%	$1,101	$1,165	(5.5)%
Operating income as a percentage of net revenues (a) (b) (c)	12.0%	14.4%	-240 bps	14.6%	15.7%	-110 bps
Net income attributable to Quest Diagnostics (b) (c)	$127	$254	(50.0)%	$736	$772	(4.7)%
Diluted earnings per share (b) (c)	$0.92	$1.82	(49.5)%	$5.29	$5.50	(3.8)%
Cash provided by operations	$295	$323	(8.2)%	$1,200	$1,175	2.2%
Capital expenditures	$151	$82	82.7%	$383	$252	51.7%

Adjusted:
Operating income (a) (c)	$271	$317	(14.6)%	$1,225	$1,282	(4.4)%
Operating income as a percentage of net revenues (a) (c)	14.7%	17.0%	-230 bps	16.3%	17.3%	-100 bps
Net income attributable to Quest Diagnostics (c)	$166	$179	(7.3)%	$798	$703	13.4%
Diluted earnings per share excluding amortization (c)	$1.36	$1.38	(2.9)%	$6.31	$5.40	16.7%

(a)
Net revenues and selling, general and administrative expenses for the three and twelve months ended December 31, 2017 have been restated to reflect the impact of new revenue recognition rules that became effective January 1, 2018 and were adopted on a full retrospective basis. Under the new rules, the company reports uncollectible balances associated with patient responsibility as a reduction in net revenues; historically these amounts were classified as bad debt expense within selling, general and administrative expenses.

(b)
For further details impacting the year-over-year comparisons related to operating income, operating income as a percentage of net revenues, net income attributable to Quest Diagnostics, and diluted EPS, see note 2 of the financial tables attached below.

(c)
As discussed in the company's periodic reports filed with the Securities and Exchange Commission, recording revenues and accounts receivable involves judgment and estimation.  The company follows a standard process, which considers historical denial and collection experience and other factors, to estimate contractual allowances and implicit patient price concessions, and regularly updates its estimates, recording adjustments in the current period as changes in estimates.  Based on this process, during the fourth quarter the company increased its reserves for revenues and accounts receivable.

Guidance for Full Year 2019

The company estimates full year 2019 results as follows:

	Low	High
Net revenues	$7.60 billion	$7.75 billion
Net revenue increase	1%	3%
Reported diluted EPS	Greater than $5.16
Adjusted diluted EPS excluding amortization expense	Greater than $6.40
Cash provided by operations	Approximately $1.3 billion
Capital expenditures	$350 million	$400 million

Note on Non-GAAP Financial Measures

As used in this press release the term “reported” refers to measures under the accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP measures as follows: (i) for the purpose of income measures the term “adjusted” refers to operating performance measures that exclude special items such as the effect of changes in tax law on our deferred tax assets (liabilities) and reserves, restructuring and integration charges, excess tax benefit ("ETB") associated with stock-based compensation and other items; and (ii) the term “adjusted diluted EPS excluding amortization expense” represents the company's diluted EPS before the impact of special items (described above) and amortization expense.

Non-GAAP adjusted measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The additional tables attached below include reconciliations of adjusted measures to GAAP measures.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today.  The conference call can be accessed by dialing 888-455-0391 within the U.S. and Canada, or 773-756-0467 internationally, using the passcode: "Investor." The company suggests participants dial in approximately 10 minutes before the call.

A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 866-424-7881 for domestic callers or 203-369-0869 for international callers; no passcode is required. Telephone replays will be available from approximately 10:30 a.m. Eastern Time on February 14, 2019 until midnight Eastern Time on February 28, 2019. Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 45,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

For further information: Denny Moynihan, Quest Diagnostics (Media): 973-520-2800, Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

ADDITIONAL TABLES FOLLOW

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2018 and 2017
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net revenues	$1,839	$1,865	$7,531	$7,402

Operating costs and expenses and other operating income:
Cost of services	1,235	1,194	4,926	4,719
Selling, general and administrative	356	382	1,424	1,443
Amortization of intangible assets	24	20	90	74
Loss on disposition of business	4	—	4	—
Other operating (income) expense, net	—	—	(14)	1
Total operating costs and expenses, net	1,619	1,596	6,430	6,237

Operating income	220	269	1,101	1,165

Other (expense) income:
Interest expense, net	(43)	(39)	(167)	(151)
Other (expense) income, net	(10)	4	(8)	16
Total non-operating expenses, net	(53)	(35)	(175)	(135)

Income before income taxes and equity in earnings of equity method investees	167	234	926	1,030
Income tax (expense) benefit	(40)	23	(182)	(241)
Equity in earnings of equity method investees, net of taxes	12	10	44	35
Net income	139	267	788	824
Less: Net income attributable to noncontrolling interests	12	13	52	52
Net income attributable to Quest Diagnostics	$127	$254	$736	$772

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$0.93	$1.86	$5.39	$5.63
Diluted	$0.92	$1.82	$5.29	$5.50

Weighted average common shares outstanding:
Basic	136	136	136	137
Diluted	137	139	139	140

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
December 31, 2018 and 2017
(in millions, except per share data)
(unaudited)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$135	$137
Accounts receivable, net	1,012	924
Inventories	99	95
Prepaid expenses and other current assets	144	150
Total current assets	1,390	1,306
Property, plant and equipment, net	1,288	1,145
Goodwill	6,563	6,335
Intangible assets, net	1,207	1,119
Investment in equity method investees	436	462
Other assets	119	136
Total assets	$11,003	$10,503

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$1,021	$1,021
Current portion of long-term debt	464	36
Total current liabilities	1,485	1,057
Long-term debt	3,429	3,748
Other liabilities	745	663
Redeemable noncontrolling interest	77	80
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized as of both December 31, 2018 and 2017; 217 and 216 shares issued as of December 31, 2018 and 2017, respectively	2	2
Additional paid-in capital	2,667	2,612
Retained earnings	7,602	7,138
Accumulated other comprehensive loss	(59)	(48)
Treasury stock, at cost; 82 shares and 81 shares as of December 31, 2018 and 2017, respectively	(4,996)	(4,783)
Total Quest Diagnostics stockholders' equity	5,216	4,921
Noncontrolling interests	51	34
Total stockholders' equity	5,267	4,955
Total liabilities and stockholders' equity	$11,003	$10,503

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2018 and 2017
(in millions)
(unaudited)

	Twelve Months Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$788	$824
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	309	270
Provision for doubtful accounts	6	8
Deferred income tax provision	73	9
Stock-based compensation expense	61	79
Loss on disposition of business	4	—
Other, net	8	(6)
Changes in operating assets and liabilities:
Accounts receivable	(65)	9
Accounts payable and accrued expenses	(19)	(8)
Income taxes payable	4	16
Other assets and liabilities, net	31	(26)
Net cash provided by operating activities	1,200	1,175

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(421)	(581)
Proceeds from disposition of business	2	1
Capital expenditures	(383)	(252)
Decrease in investments and other assets	1	2
Net cash used in investing activities	(801)	(830)

Cash flows from financing activities:
Proceeds from borrowings	2,090	205
Repayments of debt	(1,966)	(182)
Purchases of treasury stock	(322)	(465)
Exercise of stock options	99	130
Employee payroll tax withholdings on stock issued under stock-based compensation plans	(21)	(23)
Dividends paid	(266)	(247)
Distributions to noncontrolling interest partners	(54)	(51)
Contributions from noncontrolling interest partners	16	4
Other financing activities, net	23	37
Net cash used in financing activities	(401)	(592)

Net change in cash and cash equivalents and restricted cash	(2)	(247)
Cash and cash equivalents and restricted cash, beginning of period	137	384
Cash and cash equivalents and restricted cash, end of period	$135	$137

Cash and cash equivalents	$135	$137
Restricted cash	—	—
Cash and cash equivalents and restricted cash, end of period	$135	$137

Cash paid during the period for:
Interest	$174	$159
Income taxes	$84	$243

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Net income attributable to Quest Diagnostics	$127	$254	$736	$772
Less: Earnings allocated to participating securities	1	1	3	3
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$126	$253	$733	$769

Weighted average common shares outstanding - basic	136	136	136	137
Effect of dilutive securities:
Stock options and performance share units	1	3	3	3
Weighted average common shares outstanding - diluted	137	139	139	140

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$0.93	$1.86	$5.39	$5.63
Diluted	$0.92	$1.82	$5.29	$5.50

2)	The following tables reconcile reported results to adjusted results:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(dollars in millions, except per share data)
Adjusted operating income:
Operating income	$220	$269	$1,101	$1,165
Restructuring and integration charges (a)	47	42	122	105
Other (b)	4	6	2	12

Adjusted operating income	$271	$317	$1,225	$1,282

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	12.0%	14.4%	14.6%	15.7%
Restructuring and integration charges (a)	2.5	2.3	1.7	1.4
Other (b)	0.2	0.3	—	0.2

Adjusted operating income as a percentage of net revenues	14.7%	17.0%	16.3%	17.3%

Adjusted net income:
Net income attributable to Quest Diagnostics	$127	$254	$736	$772
Restructuring and integration charges (a)	47	42	122	106
Other (b)	4	6	2	10
Income tax benefit associated with the special items (c)	(12)	(16)	(30)	(42)
ETB	(1)	(1)	(18)	(37)
Certain income tax items (d)	1	(106)	(14)	(106)

Adjusted net income	$166	$179	$798	$703

Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$0.92	$1.82	$5.29	$5.50
Restructuring and integration charges (a) (c)	0.26	0.19	0.66	0.47
Other (b) (c)	0.02	0.05	0.01	0.07
Amortization expense (e)	0.16	0.11	0.57	0.40
ETB	(0.01)	(0.02)	(0.13)	(0.27)
Certain income tax items (d)	0.01	(0.77)	(0.09)	(0.77)

Adjusted diluted EPS excluding amortization expense	$1.36	$1.38	$6.31	$5.40

(a)
For the three and twelve months ended December 31, 2018, represents costs primarily associated with workforce reductions, systems conversions and integration incurred in connection with further restructuring and integrating our business. For the three and twelve months ended December 31, 2017, represents costs primarily associated with systems conversions, integration and workforce reductions incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on the company's consolidated statements of operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(dollars in millions)
Cost of services	$20	$14	$56	$45
Selling, general and administrative	27	28	65	60
Other operating (income) expense, net	—	—	1	—

Operating income	$47	$42	$122	$105

Equity in earnings of equity method investees, net of taxes	$—	$—	$—	$1

(b)
For the three months ended December 31, 2018, primarily represents the loss on the sale of a foreign subsidiary. For the twelve months ended December 31, 2018, primarily represents costs incurred related to certain legal matters and a loss on the sale of a foreign subsidiary which were partially offset by a gain associated with the decrease in the fair value of the contingent consideration accrual associated with our Mobile Medical Examination Services, LLC acquisition and an insurance claim for hurricane related losses.

For the three months ended December 31, 2017, primarily represents non-cash asset impairment charges and incremental costs incurred as a result of hurricanes. For the twelve months ended December 31, 2017, primarily represents non-cash asset impairment charges associated with an investment, non-cash asset impairment charges and incremental costs incurred as a result of hurricanes and costs incurred related to certain legal matters, partially offset by a gain on the sale of an interest in an equity method investment.

The following table summarizes the pre-tax impact of these other items on the company's consolidated statement of operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(dollars in millions)
Cost of services	$—	$2	$12	$5
Selling, general and administrative	—	4	—	7
Other operating (income) expense, net	4	—	(10)	—
Operating income	$4	$6	$2	$12

Other non-operating expense (income), net	$—	$—	$—	$(2)

(c)
For the restructuring and integration charges and other items, income tax impacts, where recorded, were primarily calculated using combined tax rates of 25.5% and 38.7% for 2018 and 2017, respectively. For the three and twelve months ended December 31, 2017, other items also includes the impact of recording a valuation allowance against certain net operating loss carryforwards in a geography impacted by hurricanes. The following table summarizes the income tax benefit associated with the special items:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(dollars in millions)
Restructuring and integration charges	$(12)	$(16)	$(31)	$(41)
Other	—	—	1	(1)

	$(12)	$(16)	$(30)	$(42)

(d)
For the three months ended December 31, 2018, represents an income tax expense associated with finalizing the impact of the enactment of TCJA. For the twelve months ended December 31, 2018, represents an income tax benefit associated with a change in a tax return accounting method that enabled the company to accelerate the deduction of certain expenses on its 2017 tax return at the federal corporate statutory tax rate in effect during 2017 partially offset by an income tax expense associated with finalizing the impact of the enactment of TCJA.

For the three and twelve months ended December 31, 2017, represents the net estimated tax benefit associated with the TCJA. The company recorded an estimated net income tax benefit of $106 million in 2017 associated with the TCJA, including a deferred income tax benefit of $115 million primarily due to the remeasurement of net deferred tax liabilities and reserves at the new combined federal and state tax rate, partially offset by $9 million of current tax expense primarily due to the mandatory repatriation toll charge on undistributed foreign earnings and profits.

(e)
Represents the impact of amortization expense on diluted earnings per common share, net of the income tax benefit. The income tax benefit was primarily calculated using combined tax rates of 25.5% and 38.7% for 2018 and 2017, respectively. The pre-tax amortization expense that is excluded from the calculation of adjusted diluted EPS excluding amortization expense is recorded in the company's statements of operations as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(dollars in millions)
Amortization of intangible assets	$24	$20	$90	$74
Equity in earnings of equity method investees, net of taxes	4	4	17	16

	$28	$24	$107	$90

3)
For the three months ended December 31, 2018, the company repurchased 2.0 million shares of its common stock for $175 million, which included an accrual of $3 million recorded in accounts payable and accrued expenses in the consolidated balance sheet for share purchases not settled. For the twelve months ended December 31, 2018, the company repurchased 3.4 million shares of its common stock for $325 million, which included an accrual of $3 million recorded in accounts payable and accrued expenses in the consolidated balance sheet for share purchases not settled. As of December 31, 2018, $0.6 billion remained available under the company's share repurchase authorizations.

4)
For the twelve months ended December 31, 2018, net cash provided by operations benefited from a decrease in 2018 tax payments of $159 million primarily due to the impact of TCJA, partially offset by lower operating income in 2018 as compared to 2017 and timing of movements in our working capital accounts. For the twelve months ended December 31, 2017, net cash provided by operations benefited from a $62 million decrease in 2017 tax payments associated with the realization of a deferred tax benefit and improved operating performance.

5)
The outlook for adjusted diluted EPS excluding amortization expense represents management’s estimates for the full year 2019 before the impact of special items, including ETB, and amortization expense. Further impacts to earnings related to special items may be incurred throughout 2019. Additionally, the amount of ETB is dependent upon employee stock option exercises and the company's stock price, which are difficult to predict. The following table reconciles our 2019 outlook for adjusted diluted EPS excluding amortization expense to the corresponding amount determined under GAAP:

Diluted earnings per common share	$5.16
Restructuring and integration charges (a)	0.67
Amortization expense (b)	0.61
ETB	(0.04)

Adjusted diluted EPS excluding amortization expense	$6.40

(a)
Represents estimated full year pre-tax charges of $125 million primarily associated with systems conversions and integration costs incurred in connection with further restructuring and integrating our business. Income tax benefits were calculated using a combined tax rate of 25.5%.

(b)
Represents the estimated impact of amortization expense for 2019 on the calculation of adjusted diluted EPS excluding amortization expense. Amortization expense used in the calculation is as follows (dollars in millions):

Amortization of intangible assets	$99
Amortization expense included in equity in earnings of equity method investees, net of taxes	15

Total pre-tax amortization expense	$114

Total amortization expense, net of an estimated tax benefit	$85

6)	The outlook for 1% to 3% revenue growth in 2019 represents management’s estimates for 2019 versus 2018 reported revenues (dollars in millions):

2019 Revenue outlook:	Low	High
2018 Revenue	$7,531	$7,531
2019 Revenue growth	1%	3%

2019 Revenue outlook	$7,600	$7,750